Exhibit 4(e)5

DESCRIPTION OF ENTERGY MISSISSIPPI, LLC’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934
References in this exhibit to “we,” “us,” or “our” are to Entergy Mississippi, LLC.
We have issued, and may from time to time issue, bonds in one or more series under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of February 1, 1988, with The Bank of New York Mellon, successor trustee (the “trustee”). This Mortgage and Deed of Trust, as it has heretofore been and may be amended or supplemented from time to time, is referred to in this exhibit as the “mortgage.” All first mortgage bonds issued or to be issued under the mortgage, including the Bonds (as defined below), are referred to herein as “first mortgage bonds.”
As of February 19, 2026, we have one series of first mortgage bonds outstanding that is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our First Mortgage Bonds, 4.90% Series due October 1, 2066, issued in an aggregate principal amount of $260,000,000 under the Thirty-Third Supplemental Indenture, dated as of September 1, 2016, to the mortgage and traded on the New York Stock Exchange under the ticker EMP (the “Bonds”).
The full aggregate principal amount of the Bonds is currently outstanding.
The mortgage, including the applicable supplemental indenture relating to the Bonds, contains the full legal text of the matters described herein. Because this is a summary, it does not describe every aspect of the mortgage, the supplemental indenture relating to the Bonds, or the outstanding first mortgage bonds, including the Bonds. The mortgage and the supplemental indentures that relate to the outstanding first mortgage bonds, including the Bonds, are filed as exhibits to the Annual Report on Form 10-K to which this is filed as an exhibit. You should read the mortgage for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all the provisions of the mortgage, including the definitions of some of the terms used in the mortgage, and to the particular terms of the supplemental indenture that relates to the Bonds. The mortgage has been qualified under the Trust Indenture Act of 1939, and you should also refer to the Trust Indenture Act of 1939 for provisions that apply to the Bonds.
General
The mortgage permits us to issue first mortgage bonds from time to time in an unlimited aggregate amount subject to the limitations described below under “—Issuance of Additional First Mortgage Bonds.” All first mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional first mortgage bonds of that series.

This means that we may from time to time, without notice to or consent of the existing holders of the first mortgage bonds of any series, including the Bonds, create and issue additional first mortgage bonds of a series having the same terms and conditions as the previously issued first mortgage bonds of that series in all respects, except for issue date, price to public and, if applicable, the initial interest payment on those additional first mortgage bonds. Additional first mortgage bonds issued in this manner will be consolidated with, and will form a single series with, the previously issued first mortgage bonds of that series. For more information, see the discussion below under “—Issuance of Additional First Mortgage Bonds.”
Payment
The principal amount of the Bonds and interest thereon is and will be paid in any coin or currency of the United States of America that at the time of payment is legal tender at the corporate trust office of the trustee in the Borough of Manhattan, City and State of New York. Interest on the Bonds accrues at the rate of 4.90% per year and started to accrue from the date that the Bonds were issued. Interest payments on the Bonds are made on March 1, June 1, September 1 and December 1 of each year. As long as the Bonds are registered in the name of The Depository Trust Company (“DTC”) or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day (defined as any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee is closed for business) immediately preceding such interest payment date. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the Bonds at a rate of 5.90% per year to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.
Interest on the Bonds is computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date of a Bond falls on a day that is not a Business Day, the payment due on that interest payment date or the maturity date will be made on the next Business Day, and without any interest or other payment in respect of such delay.
As long as the Bonds are registered in the name of DTC or its nominee, we will pay principal and interest due on the Bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the Bonds as described under the heading “Book-Entry Only Securities.”
Redemption and Retirement
We may redeem the Bonds prior to maturity, in whole or in part, at our option, upon notice to holders by mail at least 30 days but not more than 60 days prior to the redemption date, at any time, at a redemption price equal to 100% of the principal amount of the Bonds being redeemed plus any accrued and unpaid interest thereon to, but not including, the redemption date.
Unless the Bonds are held in book-entry only form through the facilities of DTC, in which case DTC’s procedures for selection shall apply (see “Book-Entry Only Securities”), if less than all of the Bonds are to be redeemed, the trustee will select the Bonds to be redeemed.

Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, the Bonds subject to such notice of redemption will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date upon presentation and surrender of any Bond for redemption. If only part of a Bond is redeemed, the trustee will deliver to the holder of the Bond a new Bond for the remaining portion without charge.
We may make any redemption at our option conditional upon the receipt by the trustee, prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the trustee has not received the money by the date fixed for redemption, we will not be required to redeem the Bonds.
Form and Exchange
The Bonds are fully-registered bonds without coupons, issued in denominations of $25 and integral multiples of $25 in excess thereof. The Bonds are represented by a global certificate without coupons registered in the name of a nominee of DTC.
The Bonds are exchangeable for other Bonds in equal aggregate principal amounts. No service charge will be made for any registration of transfer or exchange of the Bonds. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration of transfer or exchange. We will not be required to provide for the transfer or exchange of any Bond:
1.during the 15 days before an interest payment date (unless such Bond has a record date for the payment of interest),
2.during the 15 days before any designation of such Bond to be redeemed, or
3.selected for redemption.
Security
The Bonds, together with all other first mortgage bonds now or in the future outstanding under the mortgage, are and will be secured, equally and ratably, by the lien of the mortgage. As of December 31, 2025, we had approximately $3.045 billion principal amount of first mortgage bonds outstanding. The mortgage constitutes a first mortgage lien on substantially all of our property (the “mortgaged property”), subject to bankruptcy law and:
1.minor defects and encumbrances customarily found in similar properties that do not materially impair the use of the mortgaged property in the conduct of our business;
2.other liens, defects and encumbrances, if any, existing or created at the time of our acquisition of the mortgaged property; and
3.excepted encumbrances.
The mortgage does not create a lien on the following “excepted property”:
1.cash and securities;
2.all merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use;

3.automobiles, vehicles and aircraft, timber, minerals, mineral rights and royalties; and
4.accounts receivable, contracts, leases and operating agreements.
“Excepted encumbrances” mean the following:
•tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;
•mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of our employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;
•specified judgment liens and prepaid liens;
•easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, our property;
•liens securing indebtedness or other obligations relating to real property we acquired for specified transmission, distribution or communication purposes or for the purpose of obtaining rights-of-way;
•specified leases and leasehold, license, franchise and permit interests;
•liens resulting from law, rules, regulations, orders or rights of governmental authorities and specified liens required by law or governmental regulations;
•liens to secure public or statutory obligations;
•rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property;
•rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in the property;
•restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation; and
•liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made.
The mortgage contains provisions that impose the lien of the mortgage on property we acquire after the date of the mortgage, other than excepted property, subject to pre-existing liens. However, if we consolidate or merge with, or convey or transfer all or substantially all of our mortgaged property to, another entity, the lien created by the mortgage will generally not cover the property of the successor company, other than the mortgaged property it acquires from us and improvements, replacements and additions to such property.
The mortgage also provides that the trustee has a lien on the mortgaged property to ensure the payment of its reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the first mortgage bonds, including the Bonds.
Issuance of Additional First Mortgage Bonds
Subject to the issuance restrictions described below, the aggregate principal amount of first mortgage bonds that we can issue under the mortgage is unlimited. First mortgage bonds of any series may be issued from time to time on the basis of:
1. 70% of property additions after adjustments to offset retirements;
2.retirements of first mortgage bonds; or
3.deposit of cash with the trustee.
Property additions generally include, among other things, electric, gas, steam or hot water property acquired after December 31, 1987. Securities, automobiles, vehicles or aircraft, or property used principally for the production or gathering of natural gas, are not included as property additions. Deposited cash may be withdrawn upon the bases stated in clauses (1) or (2) above.
The mortgage contains restrictions on the issuance of first mortgage bonds against property subject to liens.
As of December 31, 2025, we could have issued approximately $714 million principal amount of additional first mortgage bonds on the basis of retired first mortgage bonds, and we had approximately $1.141 billion of unfunded property additions, entitling us to issue approximately $799 million principal amount of additional first mortgage bonds on the basis of property additions. The Bonds were issued on the basis of property additions.
Other than the security afforded by the lien of the mortgage and restrictions on the issuance of additional first mortgage bonds described above, there are no provisions of the mortgage that grant the holders of the first mortgage bonds protection in the event of a highly leveraged transaction involving us.
Release and Substitution of Property
Property may be released from the lien of the mortgage on the basis of:
1. the deposit with the trustee of cash or purchase money mortgages;
2. the lower of cost or fair value to us of unfunded property additions designated by us, after adjustments in certain cases to offset retirements and after making adjustments for certain prior lien bonds, if any, outstanding against property additions; or
3. an amount equal to the principal amount of the retired first mortgage bonds that we elect to use as the basis for such release times the reciprocal of the bonding ratio in effect at the time such retired first mortgage bonds were originally issued.
Property owned by us on December 31, 1987, may be released from the lien of the mortgage at its depreciated book value on December 31, 1987; all other property may be released at its cost, as defined in the mortgage. Unfunded property may also be released without complying with clauses (1), (2) or (3) above if, after its release, we would have at least one dollar of unfunded property that remains subject to the lien of the mortgage.
We can withdraw cash upon the bases stated in clauses (2) and/or (3) above.
Generally, “Funded Property” under the mortgage means all mortgaged property owned by us on December 31, 1987, and all property additions used as the basis for the issuance of first mortgage bonds, the release of mortgaged property or the withdrawal of cash held by the trustee. We may at any time, without further consent of any holders of first mortgage bonds, change the definition of “Funded Property” to mean any mortgaged property specified by us with a fair value, to be determined by an independent expert, of not less than 10/7ths of the sum of the amount of the outstanding first mortgage bonds and retired bond credits, together with all property additions thereafter used as the basis for the issuance of first mortgage bonds, the release of mortgaged property or the withdrawal of cash held by the trustee.
We may, without any release or consent by the trustee,
•grant, free from the lien of the mortgage, easements, ground leases or rights-of-way in, upon, over and/or across our property for the purpose of roads, pipe lines, transmission lines, distribution lines, communication lines and similar purposes, or for the joint or common use of real property, rights-of-way, facilities and/or equipment, but only if such grant shall not materially impair the use of the property or rights-of-way for the purposes for which such property or rights-of-way are held by us, and
•cancel or make changes or alterations in or substitutions for any and all easements, servitudes, rights-of-way and similar rights and/or interests.
Modification
Modification Without Consent
Without the consent of any holder of first mortgage bonds, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:
•to evidence the assumption by any permitted successor of our covenants in the mortgage and in the first mortgage bonds;
•to add one or more covenants or other provisions for the benefit of the holders of all or any series of first mortgage bonds, or to surrender any right or power conferred upon us;
•to add additional defaults under the mortgage for all or any series of first mortgage bonds;
•to correct or amplify the description of the mortgaged property or to subject additional property to the lien of the mortgage;
•to change, eliminate or add any provision to the mortgage; provided that no such change, elimination or addition will adversely affect the interests of the holders of first mortgage bonds of any series in any material respect;
•to establish the form or terms of first mortgage bonds of any other series as permitted by the mortgage;
•to provide for the procedures required for use of a non-certificated system of registration for the first mortgage bonds of all or any series;

•to change any place where principal, premium, if any, and interest, if any, shall be payable, first mortgage bonds may be surrendered for registration of transfer or exchange, and notices and demands to us may be served; or
•to cure any ambiguity or inconsistency or to make any other changes or additions to the provisions of the mortgage if such changes or additions will not adversely affect the interests of first mortgage bonds of any series in any material respect.
Modification Requiring Consent
Except as provided below, the consent of the holders of a majority in aggregate principal amount of then outstanding first mortgage bonds, considered as one class, is required for all other amendments or modifications to the mortgage. However, if less than all of the series of first mortgage bonds outstanding are directly affected by a proposed amendment or modification, then the consent of the holders of only a majority in aggregate principal amount of the outstanding first mortgage bonds of all series that are directly affected, considered as one class, will be required. Notwithstanding the foregoing, no amendment or modification may be made without the consent of the holder of each directly affected first mortgage bond then outstanding to:
•impair or affect the right of such holder to receive payment of the principal of (and premium, if any) and interest on such first mortgage bond, on or after the respective due dates expressed in such first mortgage bond, or to institute suit for the enforcement of any such payment on or after such respective dates;
•permit the creation of any lien ranking prior to or on a parity with the lien of the mortgage with respect to the mortgaged property, or permit the deprivation of any non-assenting holder of a first mortgage bond of a lien on the mortgaged property for the security of such holder’s first mortgage bonds (subject only to certain tax, assessment and governmental liens and certain prior liens); or
•permit the reduction of the percentage in principal amount of the outstanding first mortgage bonds of any series the consent of the holders of which is required for any amendment or modification.
The mortgage provides that first mortgage bonds owned by us, for our benefit or by any affiliate of ours shall not be deemed outstanding for the purpose of certain votes, consents or quorums; provided that first mortgage bonds that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee its right to vote such first mortgage bonds and such pledgee is not our affiliate.
Any request, consent or vote of the owner of any first mortgage bond will bind every future holder and owner of that first mortgage bond and the holder and owner of every first mortgage bond issued upon the registration of transfer of or in exchange for that first mortgage bond.
Defaults and Notices Thereof
Defaults under the mortgage include:
1.failure to pay the principal of any first mortgage bond after it is due and payable;

2.failure to pay interest upon any first mortgage bond for a period of 30 days after it is due and payable;
3.certain events of bankruptcy, insolvency or reorganization;
4.defaults under a supplemental indenture; and
5.the expiration of a period of 90 days after the mailing by the trustee to us of a written demand, or by the holders of 15% in principal amount of the first mortgage bonds at the time outstanding to us and the trustee of a written demand, that we perform a specified covenant or agreement in the mortgage or a first mortgage bond, which specified covenant or agreement we shall have failed to perform prior to such mailing, unless during such period we shall have performed such covenant or agreement or shall have in good faith commenced efforts to perform the same. The trustee may, and, if requested to do so in writing by the holders of a majority in principal amount of the first mortgage bonds outstanding, shall, make such demand.
The trustee may withhold notice of default, except in payment of principal, interest or funds for purchase or redemption of first mortgage bonds, if the trustee in good faith determines it is in the interests of the holders of first mortgage bonds.
Remedies
Acceleration of Maturity
If a default under the mortgage occurs and is continuing, then the trustee, by written notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding first mortgage bonds, by written notice to us and the trustee, may declare the principal amount of all of the first mortgage bonds to be due and payable immediately, and upon the giving of such notice, such principal amount and accrued and unpaid interest will become immediately due and payable.
There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.
Annulment of Acceleration
At any time after such a declaration of acceleration has been made but before any sale of the mortgaged property, the holders of a majority in principal amount of all outstanding first mortgage bonds may annul such declaration of acceleration, by written notice to us and the trustee, if the default under the mortgage giving rise to such declaration of acceleration has been cured, and we have paid or deposited with the trustee a sum sufficient to pay:
1.all overdue interest on all outstanding first mortgage bonds;
2.the principal of and premium, if any, on the outstanding first mortgage bonds that have become due otherwise than by such declaration of acceleration and overdue interest thereon;
3.interest on overdue interest, if any, to the extent lawful, at the rate borne by the first mortgage bonds for which interest is overdue plus 1% per year; and
4.all amounts due to the trustee under the mortgage.

Trustee Powers
Subject to the mortgage, under specified circumstances and to the extent permitted by law, if a default under the mortgage occurs, the trustee shall be entitled to the appointment of a receiver for the mortgaged property and is entitled to all other remedies available under applicable law.
Control by Holders
The holders of a majority in principal amount of the first mortgage bonds then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee is not obligated to comply with directions that conflict with law or other provisions of the mortgage or that the trustee determines in good faith would involve the trustee in personal liability, would be unjustifiably prejudicial to non-assenting holders or would be in circumstances where indemnity would not be sufficient. The trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured.
Limitation on Holders’ Right to Institute Proceedings
No holder of first mortgage bonds will have any right to institute any proceeding or remedy under or with respect to the mortgage or the first mortgage bonds, unless:
•the holder has previously given to the trustee written notice of a default under the mortgage;
•the holders of 25% in aggregate principal amount of the outstanding first mortgage bonds of all series have made a written request to the trustee and have offered the trustee reasonable opportunity and indemnity satisfactory to the trustee to institute proceedings; and
•the trustee has failed to institute any proceeding for 60 days after notice;
provided that no holder or holders of first mortgage bonds shall have any right in any manner to affect or prejudice the lien of the mortgage or to obtain priority over other holders of outstanding first mortgage bonds. However, these limitations do not apply to the absolute and unconditional right of a holder of a first mortgage bond to institute suit for payment of the principal, premium, if any, or interest on the first mortgage bond on or after the applicable due date.
Evidence to be Furnished to the Trustee
Compliance with the mortgage provisions is evidenced by written statements of our officers or persons we select or pay. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. We must give the trustee an annual certificate as to whether or not we have fulfilled our obligations under the mortgage throughout the preceding year.

Satisfaction and Discharge of Mortgage
After we provide for the payment of all of the first mortgage bonds (including the Bonds) and after paying all other sums due under the mortgage, the mortgage may be satisfied and discharged. The first mortgage bonds will be deemed to have been paid when money or Eligible Obligations (as defined below) sufficient to pay the first mortgage bonds (in the opinion of an independent accountant in the case of Eligible Obligations) at maturity or upon redemption have been irrevocably set apart or deposited with the trustee; provided that the trustee shall have received an opinion of counsel to the effect that the setting apart or deposit does not require registration under the Investment Company Act of 1940, as amended, does not violate any applicable laws and does not result in a taxable event with respect to the holders of the first mortgage bonds prior to the time of their right to receive payment. “Eligible Obligations” means obligations of the United States of America that do not permit the redemption thereof at the issuer’s option.
Consolidation, Merger and Conveyance of Assets
The mortgage provides that we may consolidate with or merge into any other entity or convey, transfer or lease as, or substantially as, an entirety to any entity the mortgaged property, if:
•(a) the surviving or successor entity to such merger or consolidation has authority to carry on the energy, fuel, water or steam business, or (b) the successor entity that acquires by conveyance or transfer or that leases our mortgaged property as, or substantially as, an entirety, is authorized to acquire, lease or operate the mortgaged property so conveyed or transferred;
•such merger, consolidation, conveyance, transfer or lease is upon such terms as to preserve, and in no respect impair, the lien and security of the mortgage and the rights and powers of the trustee and the holders of first mortgage bonds;
•the survivor or successor entity expressly assumes by supplemental indenture our obligations on all first mortgage bonds then outstanding and under the mortgage;
•immediately after giving effect to such transaction, no default under the mortgage shall have occurred and be continuing; and
•in the case of a lease, such lease is made expressly subject to termination by us or by the trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of a default under the mortgage.
In the case of the conveyance or other transfer of the mortgaged property as, or substantially as, an entirety to another entity, upon the satisfaction of all the conditions described above, the successor entity would be substituted for us under the mortgage, but we would not be released and discharged from our obligations on the first mortgage bonds then outstanding.
If we transfer as an entirety all or substantially all of our mortgaged property to a successor, the successor will assume all of our obligations under the mortgage and the first mortgage bonds and we may be released from all such obligations.
The mortgage does not prevent or restrict any conveyance or other transfer or lease of any part of the mortgaged property that does not constitute the entirety, or substantially the entirety, of the mortgaged property.
Although the successor entity may, in its sole discretion, subject to the lien of the mortgage property then owned or thereafter acquired by the successor entity, the lien of the mortgage generally will not cover the property of the successor entity other than the mortgaged property it acquires from us and improvements, extensions and additions to such property and renewals, replacements and substitutions thereof, within the meaning of the mortgage.
The terms of the mortgage do not restrict mergers in which we are the surviving entity.
The mortgage provides:
1.that a statutory merger pursuant to which our assets and liabilities are allocated to one or more entities shall not be considered to be a merger subject to the provisions of the mortgage relating to a merger, consolidation or conveyance of all or substantially all of the mortgaged property unless all of our assets and liabilities are allocated to an entity other than us and we do not survive such statutory merger; in all other cases of a statutory merger pursuant to which any mortgaged property is allocated to one or more entities other than us, each allocation of any mortgaged property to an entity other than us shall be deemed, for purposes of the mortgage, to be a transfer of such mortgaged property to such entity and not a merger;
2.that any conveyance, transfer or lease of any of our properties where we retain mortgaged property with a fair value in excess of 143% of the aggregate principal amount of all outstanding first mortgage bonds, and any other outstanding debt secured by a purchase money lien that ranks equally with, or senior to, the first mortgage bonds with respect to the mortgaged property, shall not be deemed to be a conveyance, transfer or lease of all or substantially all of our mortgaged property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert selected by us; and
3.that, in the case of a consolidation or merger after the consummation of which we would be the surviving or resulting entity, unless we otherwise provide in a supplemental indenture to the mortgage, the lien of the mortgage will generally not cover any of the properties acquired by us in or as a result of such transaction or any improvements, extensions or additions to those properties.
Information about the Trustee
The trustee is The Bank of New York Mellon. In addition to acting as trustee, The Bank of New York Mellon also acts, and may act, as trustee under various other of our and our affiliates’ indentures, trusts and guarantees. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee and its affiliates in the ordinary course of our respective businesses.
So long as no default or event that, after notice or lapse of time, or both, would become a default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a board resolution appointing a successor trustee and the successor has accepted the appointment in accordance with the terms of the mortgage, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the mortgage.
Book-Entry Only Securities
The Bonds trade through DTC. The Bonds are represented by a global certificate and registered in the name of Cede & Co., DTC’s nominee. The global certificate was deposited with the trustee as custodian for DTC. Ownership of beneficial interests in the global certificate is limited to institutions that have accounts with DTC or its participants or persons that may hold interests through participants.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a participant. DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
Purchases of the Bonds within the DTC system must be made by or through participants, who will receive a credit for the Bonds on DTC’s records. The ownership interest of each actual purchaser of each Bond (“Beneficial Owner”) will be recorded on the appropriate participant’s records. Beneficial Owners do not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased Bonds. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of the participants acting on behalf of Beneficial

Owners. Beneficial Owners will not receive certificates for their Bonds, except in the event that use of the book-entry system for the Bonds is discontinued.
To facilitate subsequent transfers, all Bonds deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the Bonds with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Bonds. DTC’s records reflect only the identity of the participants to whose accounts such Bonds are credited, which may or may not be the Beneficial Owners. Participants remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to participants, and by participants to Beneficial Owners, are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Bonds, such as redemptions, tenders, defaults and proposed amendments to the mortgage. Beneficial Owners of the Bonds may wish to ascertain that the nominee holding the Bonds has agreed to obtain and transmit notices to the Beneficial Owners.
Redemption notices will be sent to Cede & Co., as registered holder of the Bonds. If less than all of the Bonds are being redeemed, DTC’s practice is to determine by lot the amount of Bonds held by each participant to be redeemed.
Neither DTC nor Cede & Co. will itself consent or vote with respect to Bonds, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Bonds are credited on the record date identified in a listing attached to the omnibus proxy.
Payments of redemption proceeds, principal of, and interest on the Bonds are and will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners are and will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and are the responsibility of participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the trustee or us, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of participants.
Other than in the circumstances described herein, a Beneficial Owner will not be entitled to receive physical delivery of the Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Bonds.

DTC may discontinue providing its services as securities depositary with respect to the Bonds at any time by giving reasonable notice to us or the trustee. In the event no successor securities depositary is obtained, certificates for the Bonds will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book‑entry transfers through DTC (or a successor depositary) with respect to some or all of the Bonds. In that event or if an event of default with respect to the Bonds has occurred and is continuing, certificates for the Bonds will be printed and delivered. If certificates for the Bonds are printed and delivered,
•the Bonds will be issued in fully registered form without coupons;
•a holder of certificated Bonds would be able to exchange those Bonds, without charge, for an equal aggregate principal amount of Bonds having the same issue date and with identical terms and provisions; and
•a holder of certificated Bonds would be able to transfer those Bonds without cost to another holder, other than for applicable stamp taxes or other governmental charges.
The information in this section concerning DTC and DTC’s book‑entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.